SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



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                        SUBURBAN LODGES OF AMERICA, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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The following press release was issued by registrant on May 9, 2001.

PRESS RELEASE

CONTACT:  CHUCK CRISCILLIS                           770-799-5000




                    INSTITUTIONAL SHAREHOLDER SERVICES (ISS)
                    ----------------------------------------

                          REJECTS FRENCH GROUP PLATFORM
                          -----------------------------

          AND RECOMMENDS VOTE FOR ELECTION OF BOARD'S DIRECTOR NOMINEES
          -------------------------------------------------------------

                       AT SUBURBAN LODGES OF AMERICA, INC.
                       -----------------------------------


ATLANTA,  GEORGIA,  May 9, 2001 . . . Suburban Lodges of America,  Inc. (NASDAQ:
SLAM)  ("Suburban"  or  the  "Company")   announced  today  that   Institutional
Shareholder Services, the nation's leading proxy-voting advisory firm for institutional investors and an industry-recognized proponent of shareholder rights ("ISS"), has recommended that shareholders of Suburban vote for the election of James R. Kuse and Michael McGovern, the nominees of Suburban's incumbent board of directors (the "Board"), as directors to the Board at Suburban's Annual Meeting of Shareholders scheduled for Thursday, May 17, 2001.

David E. Krischer, Chairman and Chief Executive Officer of Suburban, said, "We are happy to receive the ISS endorsement. At the same time, we recognize that our shareholders want us to maximize share value, and we are committed to achieving that goal. The Company's Board and management remain alert to opportunities that may be available to the Company. If presented with an appropriate opportunity to grow share value, the Board is prepared to act promptly".

A dissident shareholder group, owning approximately 6.4% of the Company's outstanding shares and led by Raymond A.D. French, has nominated Mr. French and Paul Coulson for election to the Company's Board. The French group has claimed that, if elected, its nominees would advocate a sale of Suburban's Company-owned hotels. If these hotels cannot be sold "within a reasonable period of time," the French group claims its nominees would advocate a sale of the entire Company.

In a six-page report, ISS concluded that:

         The plan brought forth by the dissidents represents little or no departure from the current strategy of management. Additionally, it appears that the dissidents may have overlooked some of the unique company issues that raise serious doubts as to the success of their proposed strategies.

         Although management has not been successful in maximizing value in the recent past, it is mostly due to the fact that the company is continuing a difficult evolution from a property developer to a fee-based franchiser. In our opinion, considering the current market disposition towards the hotel industry in general, and the company in specific, it would take a more innovative business strategy than what is currently proposed by the dissidents in order for shareholders to see any significant turnaround in the price of their shares.

         Rather than cause an additional disruption on the board that would most likely result in the company once again losing focus on its current business plan, we believe that shareholders would be best served by maintaining the company's current board composition.



Suburban Lodges of America, Inc. owns, franchises and manages Suburban Lodge hotels, the nation's largest economy extended stay lodging chain, and franchises GuestHouse International hotels, the owner-friendly brand of mid-market nightly hotels.


In connection with the May 17 meeting, the Board recommends that Suburban's shareholders vote for election of the Board's nominees on the WHITE proxy card. If a shareholder already has signed a gold card from the French group, the shareholder has every right to change their vote simply by signing, dating and mailing a WHITE proxy card. Only the latest-dated proxy card will count at the annual meeting. Shareholders needing assistance in voting their shares can contact D.F. King & Co., Inc. toll-free on 1-800-488-8035.



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